February 20, 2013

ITEM 77Q1(f)

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C 10549

Ladies and Gentlemen:

We have read the statements made by the Touchstone Strategic Trust Funds, which we understand will be filed with the Securities and Exchange Commission, pursuant to item 77K of form N-SAR dated March 1, 2013 and are in agreement with the statements concerning our Firm in such item 77K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/PricewaterhouseCoopers

PricewaterhouseCoopers



PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us